Press Release Source: Segmentz, Inc

Segmentz Acquires Miami based Transportation Firm
Monday October 6, 2003 9:00 AM EST

TAMPA, Fla.--(BUSINESS WIRE)--Oct. 6, 2003--Segmentz, Inc. (OTCBB:SEGZ - News) announced that it acquired all outstanding capital stock of Bullet Freight Systems of Miami, Inc., Bullet Freight Systems of Palm Beach, Inc., Bullet Freight System, Inc., Bullet Courier Service, Inc., Bullet Freight Systems of Orlando, Inc. and B.C.S. Transportation Systems, Inc. for approximately $500,000 in cash and stock, as well as incentive and bonus payments based on milestone performance. The company provides local pickup and delivery services, logistics support and bonded freight facilities that support staging and breakdown of container freight and trailer freight for local delivery in the South Florida market, and also offers expedited delivery services. Collectively, Bullet produced $2.2 million in revenues during the past twelve months and was cash flow positive.

Bullet founder Pedro Betancourt stated, " The transportation and logistics market has been difficult, especially since 9/11. We have held our position here in south Florida and continued to build strong client relationships to support our growth. The thing that inspired us to combine our fifteen year's of hard work with Segmentz was people. It's clear to us that Bullet and Segmentz fit well together, offering services and geography that are complementary and people that will pull it all together. This is an exciting time for us and we believe that our companies will grow together and support our customers with best of class services and competitive pricing."

"This acquisition now provides a gateway to and from the America's, a service we anticipate will help to increase revenues both with current customers while attracting new ones. Segmentz will continue to expand its reach into target cities over the next 18 months. The Company currently offers local services in Chicago, IL, Atlanta, GA, Cincinnati, OH, Louisville, KY, Lexington, KY, Knoxville, TN, Nashville, TN and Evansville, IN and will be offering services in Miami, FL and other Southeastern Florida cities subsequent to completion of the acquisition," stated Allan Marshall, Chief Executive Officer of Segmentz.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2002.

Contact:

     Segmentz, Inc., Tampa
     Allan Marshall, 877/377-7800 Ext. 224
     http://www.segmentz.com

Source: Segmentz, Inc.